The American Funds Tax-Exempt II
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$24,981
Class B	$2
Class C	$1,059
Class F-1	$1,145
Class F-2	$3,680
Class F-3*	$-
Total	$30,867
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2678
Class B	$0.2042
Class C	$0.1972
Class F-1	$0.2560
Class F-2	$0.2789
Class F-3	$0.0064
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	91,774
Class B	5
Class C	5,150
Class F-1	4,334
Class F-2	14,668
Class F-3	1
Total	115,932
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$17.28
Class B	$17.28
Class C	$17.28
Class F-1	$17.28
Class F-2	$17.28
Class F-3	$17.28
*Amount less than one thousand